Filed pursuant to Rule 433

Registration No. 333-262523

Issuer Free Writing Prospectus dated November 15, 2022

Relating to Preliminary Prospectus Supplement dated November 15, 2022

TEXAS INSTRUMENTS INCORPORATED

Pricing Term Sheet

4.700% Notes due 2024

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$300,000,000

Maturity:	November 18, 2024

Coupon:	4.700%

Price to Public:	99.955% of principal amount

Interest Payment Dates:	May 18 and November 18, beginning on May 18, 2023, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$299,265,000

Benchmark Treasury:	4.375% due October 31, 2024

Spread to Benchmark Treasury:	35 basis points

Yield to Maturity:	4.724%

Benchmark Treasury Price and Yield:	100-00; 4.374%

Make-Whole Call:	At any time before November 18, 2024 at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 7.5 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Trade Date:	November 15, 2022

Settlement Date:	November 18, 2022 (T+3)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 BR4/US882508BR48

4.600% Notes due 2028

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$500,000,000

Maturity:	February 15, 2028

Coupon:	4.600%

Price to Public:	99.827% of principal amount

Interest Payment Dates:	August 15 and February 15, beginning on February 15, 2023, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$497,635,000

Benchmark Treasury:	4.125% due October 31, 2027

Spread to Benchmark Treasury:	70 basis points

Yield to Maturity:	4.639%

Benchmark Treasury Price and Yield:	100-26+; 3.939%

Make-Whole Call:	At any time before January 15, 2028 (one month before the maturity date) at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on January 15, 2028) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call:	At any time on or after January 15, 2028 (one month before the maturity date) at 100% of the principal amount of notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Trade Date:	November 15, 2022

Settlement Date:	November 18, 2022 (T+3)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 BV5/US882508BV59

Other Information

Ratings:*	Moody’s: Aa3 (stable outlook) S&P: A+ (stable outlook)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefore on or about November 18, 2022, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC at (212) 834-6081 (collect), Mizuho Securities USA LLC at (866) 271-7403 or Morgan Stanley & Co. LLC at (866) 718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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